UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 26, 2005

PLATO Learning, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-20842	36-3660532
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10801 Nesbitt Avenue South, Bloomington, Minnesota		55437
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-832-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 26, 2005, the Compensation Committee of our Board of Directors approved an acceleration of the vesting of all unvested options held by current employees, including executive management, having an exercise price greater than $7.34, which was the closing price of our common stock on that date. The acceleration covers approximately 760,000 outstanding options with a range of exercise prices of $7.38 to $11.18 and a weighted average exercise price of $8.39. Approximately 600,000 of these options, having a weighted average exercise price of $7.84, are held by executive management, who will be restricted from selling such shares, subject to certain exceptions, prior to the date on which the exercise would have been permitted under the option's original vesting terms. The Resale Restriction Agreement is attached hereto as Exhibit 10.56.

As the affected options have exercise prices in excess of current market values and are not fully achieving their original objectives related to incentive compensation and employee retention, this acceleration may have a positive effect on employee morale, retention, and perception of option value. In addition, the acceleration eliminates future compensation expense associated with these options that we would otherwise recognize in our consolidated financial statements upon the adoption of FASB Statement No. 123R, "Share-Based Payment", on November 1, 2005. The maximum aggregate pre-tax expense that, absent the vesting acceleration, would have been reflected in our consolidated financial statements beginning in fiscal 2006 is estimated to be approximately $3.7 million. This amount will instead be reflected in our pro forma footnote disclosures of stock-based compensation expense for the fiscal year ended October 31, 2005, as permitted under the transition guidance provided by the FASB.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.56 Resale Restriction Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATO Learning, Inc.

November 1, 2005	By:	Laurence L. Betterley

Name: Laurence L. Betterley
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.56	Resale Restriction Agreement